Exhibit 10.3

Gilead Sciences Corporate Bonus Plan – US Employees

Effective January 1, 2006

Plan Objectives

The objectives of the Corporate Bonus Plan (the “Plan”) are to:

•	provide a link between compensation and performance

•	motivate participants to achieve individual and company objectives

•	enable the company to attract and retain high quality employees

Eligibility

All Gilead Sciences employees are eligible to participate in the Plan for each performance year, subject to the following exceptions:

•	Field sales employees and medical science liaisons are not eligible for the Plan, as they participate in incentive plans tailored to their positions.

•	Employees at the level of Senior Vice President and above are not eligible for the Plan, as they participate in Gilead’s 162(m) Plan as described under “Other Provisions” below. Bonuses awarded under the 162(m) Plan are determined in part by reference to the terms of this Plan.

•	Employees who receive a performance rating of 5 (“Unsatisfactory Performance”) for their most recent performance review prior to the bonus payment date are not eligible for a bonus award.

•	Employees whose initial hire date is in November or December of a performance year first become eligible the following year.

An employee who joins the company before November of the performance year may be eligible for a prorated bonus, depending on their length of service that year. An employee who changes job grades during the performance year may be eligible for a bonus based on the length of time in each grade, and the respective bonus target that would apply.

Unless the terms of an applicable severance plan provide otherwise, a participant who terminates employment (or gives notice of his or her intent to terminate) for reasons other than death or disability prior to the payment date (normally in March following the performance year) will not be eligible for a bonus award.

For individuals with direct management responsibility, the payment of individual bonuses is contingent on submission to HR, completed and signed performance evaluations for the participant’s direct reports at least two weeks prior to the bonus payment date. Participants who are responsible for submitting direct report performance evaluations and fail to submit those evaluations by March 31 in the year of payment, will not be eligible for a bonus award.

Target Bonus Awards

Target bonus awards are determined and communicated to eligible employees annually. The Chief Executive Officer determines target bonus awards for employees at the level of Vice President and below, and the Board of Directors or its Compensation Committee (the “Board”) determines target bonus awards for employees at the level of Senior Vice President and above. Target bonus awards may be modified from time to time.

Award Determination

Actual bonus payouts can range from 0 to 1.5 times target, based on individual and company performance.

Following are the weightings of the individual and company performance components used for US employees in determining the actual bonus award amounts:

Title	Weighting of Company Performance Component	Weighting of Individual Performance Component
CEO	100%	N/A
EVP and SVP	75%	25%
VP	50%	50%
Below VP	25%	75%

Individual performance is evaluated based on achievement of goals and objectives as reflected in the employee’s written performance objectives for the year. Individuals who have people management responsibility (e.g., one or more direct reports) will have a portion of their bonus payment based on their performance as a manager. These requirements are listed on the annual Gilead G&O form and are valued at 20% of the person’s Goals and Objectives.

Criteria for assessing company performance will be determined and approved by the Board at the beginning of each Plan year. After the end of each Plan year, the Board will assess the extent to which corporate goals have been met, identify any unplanned achievements that have been accomplished and approve an overall percentage of goals achieved with respect to the corporate component of the Plan. This percentage of corporate goal achievement, together with the percentage of achievement for the individual component, will be used to calculate bonus payouts for individuals who participate in the Plan.

An individual must achieve at least 50% of his or her individual objectives to be eligible for the corporate component payout. Gilead Sciences must achieve at least 50% of the company objectives in order for the corporate component payout to occur. Gilead’s senior management (or, in the case of bonuses potentially payable to employees at the level of Senior Vice President and above, the Board) has discretion in determining whether each of these thresholds has been achieved.

Employees who have elected to participate in Gilead’s Employee Stock Purchase Plan and/or 401(k) Plan will have the applicable funds withheld from their bonus payment.

Other Provisions

The Board reserves the right to interpret, modify, suspend or terminate this Plan at any time.

The designation of an employee as a participant will not give the employee any right to be retained in the employ of Gilead Sciences and its affiliates and the ability of Gilead Sciences and its affiliates to dismiss or discharge the employee at any time and for any reason is specifically reserved.

No participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

Employees at the level of Senior Vice President and above participate in the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan (the “162(m) Plan”) rather than this Plan. As provided in the 162(m) Plan, bonuses awarded under that plan will be determined by reference to the terms and conditions of this Plan, provided that if the terms and conditions of the two plans conflict, bonuses under the 162(m) Plan will be governed by the terms and conditions of the 162(m) Plan and Section 162(m) of the Internal Revenue Code. Accordingly, this Plan makes reference to employees at the level of Senior Vice President and above solely for purposes of administration of the 162(m) Plan. Any bonuses determined under the 162(m) Plan but administered by reference to this Plan (including the application of the provisions under “Award Determination” above pursuant to which the maximum award determined under the 162(m) Plan may be reduced by the Board) will be paid under the 162(m) Plan. If the 162(m) Plan is not approved by Gilead’s stockholders, it will not become effective, and employees at the level of Senior Vice President and above will not be eligible for annual bonuses under either the 162(m) Plan or this Plan.